Exhibit 99.1

FOR IMMEDIATE RELEASE

Ducommun Incorporated Reports Results for the

Fourth Quarter and Year Ended December 31, 2010

LOS ANGELES, California (February 21, 2011) — Ducommun Incorporated (NYSE:DCO) today reported results for its fourth quarter and twelve months ended December 31, 2010.

Fourth Quarter Results

Sales for the fourth quarter of 2010 decreased 3.7% to $101.8 million, as compared to sales of $105.7 million for the fourth quarter of 2009. Net income for the fourth quarter of 2010 was $4.2 million, or $0.39 per diluted share, compared to a net loss of $3.2 million, or ($0.31) per diluted share, for the comparable period last year. In the fourth quarter of 2009, net income was impacted by a non-cash, after-goodwill impairment charge of $7.8 million, or $0.74 per diluted share.

“As first outlined in our third quarter earnings call, we continued to experience program delays that moved certain C-17 and Chinook shipments into 2011,” said Anthony J. Reardon, president and chief executive officer. “The drop in sales and associated profit for the quarter does not, however, dampen our confidence that 2011 is shaping up to be a stronger year for Ducommun. We continue to invest in new programs and expect improved commercial aircraft demand to more than offset any weakness within our military platforms going forward.”

The decrease in sales for the fourth quarter of 2010 versus the prior-year period was due to lower sales of engineering services and certain military aircraft programs, partially offset by slightly higher sales for large commercial and regional jet aircraft. The Company’s mix of business in the fourth quarter of 2010 was approximately 61% military/space and 39% commercial, compared to 64% military/space and 36% commercial in the fourth quarter of 2009.

Gross profit, as a percent of sales, was 18.2% in the fourth quarter of both 2010 and 2009. Gross profit for the fourth quarter of 2010 was negatively impacted by $1.3 million, or 1.8 percentage points, related to continued investment and incremental start-up and development costs for several new programs which generated approximately $2.5 million in sales.

Selling, general and administrative (“SG&A”) expenses increased to $14.2 million, or 13.9% of sales, in the fourth quarter of 2010, compared to $12.0 million, or 11.4% of sales, in the fourth quarter of 2009. In 2009, SG&A was favorably impacted by a $2.2 million reduction in environmental reserves established in prior years.

Also in the fourth quarter 2009, the Company recorded a non-cash charge of $12.9 million at Ducommun Technologies (relating to its Miltec reporting unit) for impairment of goodwill. The charge in 2009 reduced goodwill recorded in connection with the acquisition of Miltec but did not impact the Company’s normal business operations.

Net income for the fourth quarter of 2010, $4.2 million, represented an increase of $7.4 million over 2009 primarily due to the impact of the aforementioned goodwill impairment charge last year. The Company’s effective tax rate for the fourth quarter 2010 was 2% as a result of recognition of the federal government’s approval of various tax benefits related to research and development tax credits. The Company’s effective tax benefit for the fourth quarter 2009 was 49%.

Full Year Results

Sales for the twelve months of 2010 decreased 5.2% to $408.4 million from $430.7 million in 2009. Net income increased to $19.8 million in 2010, or $1.87 per diluted share, from $10.2 million, or $0.97 per diluted share, last year. Net income was impacted by a non-cash, after-tax goodwill impairment charge of $7.8 million, or $0.74 per diluted share, in 2009.

The decrease in revenue for 2010 versus the prior year was due to lower sales of engineering services of approximately $17.5 million and lower product sales for military helicopters, partially offset by growth in large commercial and regional jet aircraft. The Company’s mix of business in 2010 was approximately 60% military/space and 40% commercial, compared to 64% military/space and 36% commercial in 2009.

Gross profit, as a percent of sales, increased to 19.6% in 2010, compared to 18.3% in 2009. The Company’s gross profit margin was negatively impacted in 2010 by $4.9 million, or 1.8 percentage points, of start-up and development costs on several new programs which generated approximately $10.4 million in sales. Gross profit in 2010 was favorably impacted by an adjustment to operating expenses of approximately $1.3 million, or 0.3 percentage points, relating to the reversal of certain accounts payable accruals recorded in prior periods. Gross profit in 2009 was negatively impacted by $5.2 million, or 1.4 percentage points, due to inventory reserves and an inventory valuation adjustment, along with a charge recorded on uncollected sales tax from customers of $0.6 million.

SG&A expenses increased to $53.7 million, or 13.1% of sales, in 2010, compared to $49.6 million, or 11.5% of sales, in the twelve months of 2009. The increase in SG&A was primarily due to higher expenses from the amortization of intangible assets of approximately $1.1 million and higher compensation costs and investment in product development programs. In addition, in 2009 SG&A was favorably impacted by a $2.2 million reduction in environmental reserves established in prior years.

Net income in 2010 was $19.8 million as compared to $10.2 million last year primarily due to the reasons stated above, including the goodwill impairment charge in 2009, and lower interest expense. The Company’s effective tax rate for 2010 was 19.7% compared to 26.0% in 2009.

Mr. Reardon concluded, “We saw 2010 as being a year of investment in new programs for the future and correctly predicted a decline in demand for certain legacy military platforms. We continue to focus on growing our base of business to offset these sunset programs. As we look forward to the first half of 2011, we expect to see a pattern similar to the second half of 2010, with declines in military programs offset by growth in our commercial end markets, driven by a general strengthening of the global economy. The Company remains very well positioned on a number of key platforms including the Boeing 737, 777, and 787, and our backlog stands at $328 million – reflecting new business awards as well as long-term follow-on contracts. We expect the second half of 2011 to grow sequentially over the first half, fueled by an increase in commercial build rates combined with stabilization of the military market. We will further streamline our operations and, in so doing, generate solid cash flow as we pick up momentum this year.”

Conference Call

A teleconference hosted by Anthony J. Reardon, the Company’s president and chief executive officer, and Joseph P. Bellino, the Company’s vice president and chief financial officer, will be held tomorrow, February 22, 2011 at 10:00 AM PT (1:00 PM ET). To participate in the teleconference, please call 866-277-1184 (International 617-597-5360) approximately ten minutes prior to the conference time stated above. The participant passcode is 49530310. Mr. Reardon and Mr. Bellino will be speaking on behalf of the Company and anticipate the meeting and Q&A period to last approximately 40 minutes.

This call is being webcast by Thomson/CCBN and can be accessed directly at the Ducommun Incorporated website at www.ducommun.com. Conference call replay will be available after that time at the same link or by dialing 888-286-8010, passcode 31562254. The webcast is also being distributed over Thomson/CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through Thomson/CCBN’s individual investor center at www.earnings.com or by visiting any of the investor sites in Thomson/CCBN’s Individual Investor Network. Institutional investors can access the call via Thomson/CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).

About Ducommun Incorporated

Founded in 1849, Ducommun Incorporated provides engineering and manufacturing services to the aerospace and defense industry. The Company is a supplier of critical components and assemblies for commercial aircraft, military aircraft, and missile and space programs through its three business units: Ducommun AeroStructures (DAS), Ducommun Technologies (DTI), and Miltec. Additional information can be found at www.ducommun.com.

CONTACT:	Joseph P. Bellino	or	Chris Witty
	Vice President and Chief Financial Officer		Investor Relations
	(310) 513-7211		(646) 438-9385/cwitty@darrowir.com

The statements made in this press release include forward-looking statements that involve risks and uncertainties. The Company’s future financial results could differ materially from those anticipated due to the Company’s dependence on conditions in the airline industry, the level of new commercial aircraft orders, production rates for Boeing commercial aircraft, the C-17 and Apache helicopter rotor blade programs, the level of defense spending, competitive pricing pressures, manufacturing inefficiencies, start-up costs and possible overruns on new contracts, technology and product development risks and uncertainties, product performance, risks associated with acquisitions and dispositions of businesses by the Company, increasing consolidation of customers and suppliers in the aerospace industry, possible goodwill impairment, and other factors beyond the Company’s control. See the Company’s Form 10-K for the year ended December 31, 2010 for a more detailed discussion of these and other risk factors and contingencies.

[Financial Tables Follow]

DUCOMMUN INCORPORATED AND SUBSIDIARIES

COMPARATIVE DATA

CONSOLIDATED INCOME STATEMENT

(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2010	2009	2010	2009
Sales and Service Revenues
Product sales	$93,408	$94,378	$367,563	$372,371
Service revenues	8,362	11,287	40,843	58,377

Net Sales	101,770	105,665	408,406	430,748

Operating Costs and Expenses:
Cost of product sales	76,396	77,488	296,104	305,705
Cost of service revenues	6,826	8,916	32,156	46,210
Selling, general and administrative expenses	14,194	12,024	53,678	49,615
Goodwill impairment	—	12,936	—	12,936

Total Operating Costs and Expenses	97,416	111,364	381,938	414,466

Operating Income	4,354	(5,699)	26,468	16,282
Interest Expense	(113)	(517)	(1,805)	(2,522)

Income Before Taxes	4,241	(6,216)	24,663	13,760
Income Tax Expense	(82)	3,015	(4,855)	(3,577)

Net Income	$4,159	$(3,201)	$19,808	$10,183

Earnings Per Share:
Basic earnings per share	$0.40	$(0.31)	$1.89	$0.97
Diluted earnings per share	$0.39	$(0.31)	$1.87	$0.97

Weighted Average Number of Common Shares Outstanding:
Basic	10,504,000	10,450,000	10,488,000	10,461,000
Diluted	10,626,000	10,496,000	10,596,000	10,510,000

DUCOMMUN INCORPORTED AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENT

(in thousands, except share data)

	December 31, 2010	December 31, 2009
Assets
Current Assets:
Cash and cash equivalents	$10,268	$18,629
Accounts receivable (less allowance for doubtful accounts of $415 and $570)	47,949	48,378
Unbilled receivables	3,856	4,207
Inventories	72,597	67,749
Production cost of contracts	16,889	12,882
Deferred income taxes	5,085	4,794
Other current assets	4,748	7,452

Total Current Assets	161,392	164,091
Property and Equipment, Net	59,461	60,923
Goodwill	100,442	100,442
Other Assets	24,157	28,453

	$345,452	$353,909

Liabilities and Shareholders’ Equity
Current Liabilities:
Current portion of long-term debt	$187	$4,963
Accounts payable	39,925	39,434
Accrued liabilities	31,174	33,869

Total Current Liabilities	71,286	78,266
Long-Term Debt, Less Current Portion	3,093	23,289
Deferred Income Taxes	7,691	7,732
Other Long-Term Liabilities	9,197	10,736

Total Liabilities	91,267	120,023

Commitments and Contingencies
Shareholders’ Equity:
Common stock — $.01 par value; authorized 35,000,000 shares; issued 10,650,443 shares in 2010 and 10,593,726 shares in 2009	106	106
Treasury stock — held in treasury 143,300 shares in 2010 and 2009	(1,924)	(1,924)
Additional paid-in capital	61,684	58,498
Retained earnings	197,421	180,760
Accumulated other comprehensive loss	(3,102)	(3,554)

Total Shareholders’ Equity	254,185	233,886

	$345,452	$353,909